EXHIBIT 99(1)

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE
Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS RESULTS FOR

QUARTER AND YEAR ENDED JULY 31,2003

EPS -	$0.21 VS. $0.20 QUARTER
$0.80 VS. $0.74 YEAR

LITTLE FALLS, New Jersey (September 30, 2003) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $2,038,000, or $0.21 per diluted share, on sales of $33,609,000 for the quarter ended July 31, 2003, as compared with net income of $1,975,000, or $0.20 per diluted share, on sales of $32,733,000 for the quarter ended July 31, 2002.

For the year ended July 31, 2003, the Company reported net income of $7,910,000, or $0.80 per diluted share, on sales of $129,257,000, as compared with net income of $7,152,000, or $0.74 per diluted share, on sales of $119,994,000 for the year ended July 31, 2002.

The Company further reported that its balance sheet at July 31, 2003 showed continued improvement with current assets of $61,930,000, including cash of $17,018,000, a current ratio of 3.4:1, a ratio of funded debt to equity of .29 and stockholders’ equity of $70,518,000.

Mr. James P. Reilly, President and Chief Executive Officer of CANTEL, commented, “The improved results for fiscal 2003 and the acquisition of Biolab and Mar Cor in August 2003, position the Company for continued growth in fiscal 2004.”  Reilly added, “ These acquisitions, when combined with our existing operations, expand Cantel’s infection prevention and control business into the water treatment industry, providing for various opportunities in a wide variety of industries, including medical (hospitals, dialysis clinics and endoscopy centers), biotechnology, pharmaceutical, semiconductor and research laboratories.”

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, specialized medical device reprocessing systems, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and scientific instrumentation.  The Company also provides technical maintenance services for their products.

The Company will hold a conference call to discuss the results for the fourth quarter and fiscal year ended July 31, 2003 on Tuesday, September 30, 2003 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call.  If you are unable to participate, a digital replay of the call will be available from Tuesday, September 30 at 2:00 PM through midnight on October 1, by dialing 1-877-660-6853 and using passcode #1628 and conference ID #78079.  The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/ClientPage.asp?ID=84770. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2003	2002	2003	2002

Net sales	$33,609	$32,733	$129,257	$119,994

Cost of sales	21,123	20,047	81,063	73,518

Gross profit	12,486	12,686	48,194	46,476

Operating expenses:
Selling	4,661	4,364	17,309	14,759
General and administrative	3,260	3,851	12,816	14,560
Research and development	1,344	1,112	4,528	3,851
Total operating expenses	9,265	9,327	34,653	33,170

Income before interest and income taxes	3,221	3,359	13,541	13,306

Interest expense - net	265	528	1,326	2,176

Income before income taxes	2,956	2,831	12,215	11,130

Income taxes	918	856	4,305	3,978

Net income	$2,038	$1,975	$7,910	$7,152

Earnings per common share - diluted	$0.21	$0.20	$0.80	$0.74

Weighted average shares - diluted	9,891	10,050	9,849	9,714

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2003	July 31, 2002
Assets
Current assets	$61,930	$58,138
Property and equipment, net	21,736	22,984
Intangible assets	6,998	7,788
Goodwill	16,398	16,376
Other assets	2,748	2,528
	$109,810	$107,814

Liabilities and stockholders’ equity
Current liabilities	$18,287	$20,314
Long-term liabilities	21,005	29,589
Stockholders’ equity	70,518	57,911
	$109,810	$107,814